Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Kingsway Financial Services Inc.
Itasca, Illinois

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-228286, 333-196633 and 333-194108) of Kingsway Financial Services Inc. of our report dated March 16, 2018 except for Notes 3, 6 and 28, as to which the date is February 27, 2020, relating to the consolidated financial statements and schedules as of and for the year ended December 31, 2017 which appears in this Form 10-K.

/s/ BDO USA, LLP
Grand Rapids, Michigan
February 27, 2020